Exhibit 2.3

Execution Version

PURCHASE AGREEMENT

BY AND BETWEEN

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

AS SELLER

AND

AMERICAN MIDSTREAM DELTA HOUSE, LLC

AS BUYER

ii

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of April 25, 2016, is entered into between Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company (the “Seller”), and American Midstream Delta House, LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, Seller is (a) the sole and managing member of D-Day Offshore Holdings, LLC, a Delaware limited liability company (“D-Day”), and (b) a party to that certain Limited Liability Company Operating Agreement of D-Day, dated as of February 22, 2016, (the “LLC Agreement”);

WHEREAS, the Seller owns 100% of the outstanding membership interest of D-Day the (“Purchased Interest”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Purchased Interest, upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.01:

“Affiliate” means (i) with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, including any affiliated investment funds or any investment funds with a common principal advisor and (ii) with respect to any natural person, any spouse, lineal descendants, parents or siblings of such natural persons.  For purposes of this Agreement and the other Transaction Documents and notwithstanding anything herein or therein to the contrary, Buyer shall not be considered an Affiliate of Seller and Seller shall not be considered an Affiliate of Buyer.

“Agreement” has the meaning specified in the preamble of this Agreement.

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into by Buyer and Seller in connection with the consummation of the transactions contemplated hereby, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Buyer” has the meaning specified in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning specified in Section 6.02(a).

“Buyer Parent GP Board” has the meaning set forth in Section 4.02.

“Claim” has the meaning specified in Section 6.03(a).

“Claim Notice” has the meaning specified in Section 6.03(a).

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in Section 4.02.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of Indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.

“Control” means with respect to any Person, the ability or power, directly or indirectly, through one or more intermediaries, to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that a natural person cannot be “Controlled by” or “under common Control” with another Person.

“Governmental Authority” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Indebtedness” means, with respect to any Person, all of the following obligations of such Person, without duplication: (a) obligations for indebtedness for borrowed money or for the deferred purchase price of property, goods or services; (b) obligations for indebtedness evidenced by a note, bond, debenture or similar instrument; (c) reimbursement obligations with respect to draws under outstanding letters of credit, surety bonds, acceptances and similar obligations created for the account of such Person; (d) obligations under any commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, hedging agreements and other similar agreements; and (e) guarantees of any of the foregoing of another Person, in each case of clauses (a) through (e), together with all accrued interest thereon, if any, and any termination fees, redemption or prepayment premiums or penalties, “breakage” costs or similar costs, expenses and payments associated with the repayment of or default under such indebtedness.

“Indemnified Party” means any of the Buyer Indemnified Parties or the Seller Indemnified Parties.

“Indemnifying Party” has the meaning specified in Section 6.03(a).

“Knowledge” means the actual knowledge after due inquiry of, in the case of the Seller, the individuals listed in Schedule 1.01(a) and, in the case of the Buyer, the individuals listed in Schedule 1.01(b).

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Lien” means with respect to any property or asset, any mortgage, deed of trust, proxy, voting or similar agreement, legal or equitable lien, encumbrance, encroachment, reservation, attachment, servitude, pledge, assessment, levy, charge, security interest, warrant, claim, equitable interest, option, right of first refusal or offer, put or call, transfer or security for the payment of any Indebtedness, or restriction or limitation on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“LLC Agreement” has the meaning specified in the recitals to this Agreement.

“Loss” has the meaning specified in Section 6.02(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means, with respect to Buyer or Seller, as applicable, its certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable organizational, constituent or governing documents or instruments.

“Party” means, as applicable, the Buyer or the Seller.

“Permitted Liens” means (a) Liens existing under the LLC Agreement and (b) restrictions on sales of securities under applicable securities Laws.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchased Interest” has the meaning specified in the recitals of this Agreement.

“Purchase Price” has the meaning specified in Section 2.01(a).

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Seller” has the meaning specified in the preamble of this Agreement.

“Seller Indemnified Parties” has the meaning specified in Section 6.02(b).

“Survival Period” has the meaning specified in Section 6.01.

“Third Party Claim” has the meaning specified in Section 6.03(b).

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition imposed by a Governmental Authority with respect thereto) incurred as a result of the consummation of the transactions contemplated hereby, excluding any withholding tax and any tax measured by reference to net income or capital gain.

Section 1.02                             Rules of Interpretation.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Unless the context shall otherwise require, any references to any Contract

(including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.  Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.  Unless the context shall otherwise require, the word “or” shall not be exclusive and shall have the inclusive meaning of “and/or”.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II
SALE AND PURCHASE

Section 2.01                             Sale and Purchase.

(a)                                 Subject to the terms and conditions of this Agreement, at the Closing, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, all of the Seller’s right, title and interest in and to the Purchased Interest free and clear of any and all Liens (other than Permitted Liens), and in consideration therefor, the Buyer agrees to pay Seller $9,872,818.07 (the “Purchase Price”), in accordance with Section 2.01(b).

(b)                                 The Purchase Price shall be paid at Closing in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 2.01(b) to the account designated therein.

(c)                                  The Buyer shall prepare a purchase price allocation, in accordance with applicable tax law (including Section 755 of the Code), for the assets and rights acquired by the Buyer as a result of the consummation of the transactions contemplated hereby and deliver the allocation to the Seller within ninety (90) days after the Closing Date.  Each Party shall prepare and file all tax returns in a manner consistent with the allocation; provided, however, that nothing contained herein shall prevent the Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Purchase Price allocation, and neither the Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Purchase Price allocation.

Section 2.02                             Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) simultaneously with the execution of this Agreement at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, or (b) at such other place or other time on the date hereof as the Parties may mutually agree, including via teleconference or electronic communication (the date and time on which the Closing takes place, the “Closing Date”).

Section 2.03                             Seller Deliverables.  At the Closing, subject to the terms and conditions of this Agreement, the Seller shall deliver, or cause to be delivered, to the Buyer:

(a)                                 a counterpart duly executed by the Seller of the Assignment and Assumption Agreement;

(b)                                 a certificate duly executed by the Secretary or an Assistant Secretary of the Seller, dated as of the Closing Date, in customary form, attesting to the resolutions of the sole member of the Seller authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and

(c)                                  a properly executed affidavit, prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2) and in form reasonably acceptable to the Buyer, certifying that the Seller is not a foreign person within the meaning of the Code.

Section 2.04                             Buyer Deliverables.  At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall deliver, or cause to be delivered to the Seller:

(a)                                 payment of the Purchase Price in accordance with Section 2.01;

(b)                                 a counterpart duly executed by the Buyer of the Assignment and Assumption Agreement; and

(c)                                  a certificate duly executed by the Secretary or an Assistant Secretary of the Buyer, dated as of the Closing Date, in customary form, attesting to the resolutions of (i) the Conflicts Committee approving the transactions contemplated by the Transaction Documents and (ii) the Buyer Parent GP Board authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

Section 2.05                             Withholding.  The Buyer (or its assignee pursuant to Section 7.06 or its agent) may withhold from any payment hereunder any tax required by applicable Law to be withheld, and the tax withheld will be treated for all purposes hereof as paid to the Person with respect to which the withholding was made, to the extent that the withholding Person complies with applicable Law with respect to the withholding (including any applicable Law for depositing the tax withheld with a Governmental Authority).

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

Except with respect to representations or warranties expressly made as of a specified date, the Seller represents and warrant to the Buyer as of the date hereof as follows:

Section 3.01                             Organization.  The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

Section 3.02                             Validity of Agreement; Authorization.  The Seller has the requisite power and authority to enter into the Transaction Documents to which it is a party, and to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance of the Seller’s obligations thereunder have been duly authorized by the board of managers, board of directors or similar governing body of the Seller and no other proceedings on the part of the Seller is necessary to authorize such execution, delivery and performance.  Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller and constitutes the Seller’s valid and binding obligation, enforceable against the Seller in accordance with its terms (except to the extent that its enforceability may be limited by the Remedies Exception).

Section 3.03                             Consents and Approvals.  No consent, approval, waiver or authorization of, or filing, registration or qualification with any Governmental Authority or any other Person is required on the part of the Seller for the Seller to execute and deliver the Transaction Documents to which it is a party, or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by the Transaction Documents.

Section 3.04                             Noncontravention.  Neither the execution and delivery by the Seller of the Transaction Documents to which it is a party, nor the consummation by the Seller of the transactions contemplated thereby conflicts with any provision of the Organizational Documents of the Seller or violates any Law to which the Seller is subject, other than any conflict or violation that would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by the Transaction Documents.

Section 3.05                             Ownership, Due Authorization and Transfer of Purchased Interest.

(a)                                 The Seller is the record and beneficial owner of the Purchased Interest.

(b)                                 The Seller has good and valid title to the Purchased Interest free and clear of any and all Liens (other than Permitted Liens).  The Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Purchased Interest as provided in this Agreement, and such delivery will convey to the Buyer good and marketable title to such Purchased Interest free and clear of any and all Liens (other than Permitted Liens and those arising under this Agreement).

(c)                                  The Purchased Interest has been duly authorized and validly issued.

(d)                                 Other than the Buyer’s rights under this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from the Seller all or any portion of the Purchased Interest.

Section 3.06                             Litigation.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Seller, threatened, against the Seller or to which the Seller is otherwise a party or, to the Knowledge of the Seller, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Purchased Interest or the Transaction Documents.

Section 3.07                             Financial Advisors.  The Seller has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility or Liability whatsoever.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except with respect to representations or warranties expressly made as of a specified date, the Buyer represents and warrants to the Seller as of the date hereof as follows:

Section 4.01                             Organization.  The Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

Section 4.02                             Validity of Agreement; Authorization.  The Buyer has the requisite power and authority to enter into the Transaction Documents to which it is a party, and to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance of the Buyer’s obligations thereunder have been duly authorized by the board of directors or similar governing body of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance.  Each of the Transaction Documents to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the Buyer’s valid and binding obligation, enforceable against the Buyer in accordance with its terms (except to the extent that its enforceability may be limited by the Remedies Exception).  The transactions contemplated by the Transaction Documents to which Buyer is or will be a party have been approved by conflicts committee (“Conflicts Committee”) of the board of directors of American Midstream GP, LLC (the “Buyer Parent GP Board”) and the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been approved by the Buyer Parent GP Board, and such approvals have not been amended, repealed, revoked or rescinded and are in full force and effect as of the date hereof, and no other limited liability company actions are necessary on the part of Buyer to approve this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.03                             Consents and Approvals.  No consent, approval, waiver or authorization of, or filing, registration or qualification with any Governmental Authority or any other Person is required on the part of the Buyer for the Buyer to execute and deliver the Transaction Documents to which it is  a party, or to perform its obligations thereunder, other than any consent, approval, waiver or authorization that would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Transaction Documents.

Section 4.04                             Noncontravention.  Neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the consummation by the Buyer of the transactions contemplated thereby conflicts with any provision of the Organizational

Documents of the Buyer or violates any Law to which the Buyer is subject, other than any conflict or violation that would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Transaction Documents.

Section 4.05                             Investment Intent.  The Buyer (a) is an “accredited investor” as defined in the Securities Act, (b) understands and has evaluated the risks associated with acquiring the Purchased Interest and (c) is not relying on any representations of Seller other than those set forth in Article III.  The Buyer agrees that it will not transfer all or any number of the Purchased Interest, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any Person or Persons whomsoever, all or any portion of the Purchased Interest in any manner that would violate the LLC Agreement or applicable securities Laws.  The Buyer is able to bear the economic risk of the investment contemplated hereunder, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Purchased Interest.

Section 4.06                             Available Funds.  The Buyer has access to all of the funds necessary for the acquisition of all of the Purchased Interest pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement.

Section 4.07                             Financial Advisors.  The Buyer has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Seller will have any responsibility or Liability whatsoever.

Section 4.08                             Litigation.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened, against the Buyer or to which the Buyer is otherwise a party or, to the Knowledge of the Buyer, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Purchased Interest or the Transaction Documents.

ARTICLE V
COVENANTS

Section 5.01                             Transfer Taxes.  Notwithstanding Section 7.07, any Transfer Tax will be borne by the Buyer, and the Buyer will provide the Seller with evidence satisfactory to the Seller that all Transfer Taxes have been paid.  Each Party will prepare and timely file any tax return required by applicable Law to be filed by the Party in connection with Transfer Taxes; provided, that if any such tax return is required to be filed jointly by the Parties, then the Seller will prepare the tax return; provided, further, that with respect to any such tax return prepared by either Party, the preparing Party shall deliver such tax return to the other Party for the other Party’s review, within a reasonable period of time before the filing date, and the preparing Party will consider in good faith any revision that the other Party reasonably and promptly requests.

Section 5.02                             Tax Characterization.  The Parties intend and agree, solely for U.S. federal income tax purposes and for purposes of certain state income tax laws that incorporate or follow U.S. federal income tax principles, that the transactions contemplated by this Agreement taken together with the transactions contemplated by that certain Securities Purchase Agreement, by and among Seller and American Midstream Partners, LP, dated as of the date hereof shall, except as otherwise required by Section 707(a)(2)(B) and its implementing Treasury regulations (including, to the extent applicable, Treasury Regulation section 1.707-4(d) and Treasury Regulation section 1.721-2(b)(1)), be treated as contributions to American Midstream Partners, LP in exchange for a partner interest therein in a transaction consistent with the requirements of Section 721(a) of the Code.

Section 5.03                             Further Assurances.  Following the Closing, the Parties shall each execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
INDEMNIFICATION

Section 6.01                             Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto and the covenants and agreements contained in this Agreement which by their terms are to be performed prior to the Closing shall survive the Closing and continue in full force and effect for a period of three (3) years thereafter, and the covenants and agreements contained in this Agreement and the other Transaction Documents which by their terms are to be performed after the Closing shall survive the Closing and continue in full force and effect until the performance of such covenants and agreements in accordance with their terms (the applicable period of survival of a representation, warranty, covenant or agreement being the “Survival Period”), and there shall be no liabilities or obligations with respect to any such representation, warranty, covenant or agreement from and after the expiration of its applicable Survival Period.  Notwithstanding the expiration of any Survival Period, any obligations under Section 6.02(a) and Section 6.02(b) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 6.03(a) before the expiration of the applicable Survival Period.

Section 6.02                             Indemnification.                                                 From and after the Closing, subject to Section 6.01 and Section 6.04, the Seller hereby agrees to indemnify and hold the Buyer, its Affiliates (excluding the Seller Indemnified Parties) and each of their respective equityholders, members, directors, managers, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”) based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)                                     any inaccuracy or breach of the representations or warranties made by the Seller in this Agreement or any certificate delivered pursuant hereto; or

(ii)                                  any breach of any covenant or other agreement on the part of the Seller under this Agreement or any certificate delivered pursuant hereto.

(b)                                 From and after the Closing, subject to Section 6.01 and Section 6.04, the Buyer hereby agrees to indemnify and hold the Seller, its Affiliates (excluding the Buyer Indemnified Parties) and each of their respective equityholders, members, directors, managers, officers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)                                     any inaccuracy or breach of the representations or warranties made by the Buyer in this Agreement or any certificate delivered pursuant hereto; or

(ii)                                  any breach of any covenant or other agreement on the part of the Buyer under this Agreement or any certificate delivered pursuant hereto.

(c)                                  Materiality, material adverse effect and similar qualifiers contained in any representation or warranty, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 6.02 in (i) determining any inaccuracy, untruth or breach of the representations or warranties contained herein and (ii) calculating the amount of Losses suffered by an Indemnified Party.

Section 6.03                             Indemnification Procedure.  Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 6.02, such Indemnified Party will assert its claim for indemnification under Section 6.02 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach).  Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay; provided, that such Claim Notice is provided within the applicable Survival Period.

(b)                                 In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 6.02 hereof and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VI) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of the same, including the appointment and selection of counsel on behalf of the Indemnified Party, so long as such counsel is reasonably acceptable to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty (30) days notify the Indemnified Party in writing of its intent to do so.  Subject to Section 6.03(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party.  The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party.  If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VI, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 6.04                             Limitations.  In no event shall the aggregate Liability of any Party for indemnifiable Losses hereunder exceed the Purchase Price.

(b)                                 No Indemnifying Party shall be liable under Section 6.02 for any special, incidental, consequential, multiplied, exemplary, speculative or punitive Losses, except to the extent that, (i) in the case of any special, incidental, consequential or multiplied Losses, any of the foregoing are the reasonably foreseeable result of a breach of this Agreement or (ii) the payment of such damages or amount of Losses is to a Person making a Third Party Claim in satisfaction of such Third Party Claim pursuant to this Agreement.

Section 6.05                             Calculation of Losses.  In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses.  Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 6.06                             No Duplication.  In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 6.07                             Tax Treatment of Indemnity Payments.  The Seller and the Buyer agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all tax purposes, unless otherwise required by Law.

Section 6.08                             Exclusive Remedy.  From and after the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of any Indemnified Party for Losses, including claims for contribution or other rights of recovery arising out of or relating to claims for breach of Contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty that it may at any time suffer or incur, or become subject to, as a result of, or in connection with any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.  Notwithstanding the foregoing, the Buyer and the Seller agree that each Party shall retain all remedies at Law or in equity with respect to actual fraud.

ARTICLE VII
MISCELLANEOUS

Section 7.01                             Amendments and Modifications.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

Section 7.02                             Waiver.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.03                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to the Buyer:

1400 16th Street, Suite 310
Denver, CO 80202
Attention:	William B. Mathews
Senior Vice President and General Counsel
Facsimile:	(720) 457-6040

with a copy to:

Holland & Hart
555 Seventeenth Street, Suite 3200
Denver, CO 80202

Attention:	Lucy Stark
Facsimile:	(303) 295-8261

with a further copy to:

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, TX 77002
Attention:	Alan Baden
Facsimile:	(832) 397-8044

If to the Seller:

c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attention:	John F. Erhard; Joseph Alves
Facsimile:	(617) 867-4698

with a copy to:

Latham & Watkins LLP
885 3rd Avenue
New York, NY 10022
Attention:	Christopher Cross
Facsimile:	(212) 751-4864

Section 7.04                             Governing Law.  This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 7.05                             Consent to Jurisdiction; Waiver of Jury Trial.  Each Party irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of Delaware and (ii) the United States District Court for the District of Delaware or the Delaware Chancery Court for the purposes of any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts).  Each Party further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 7.03 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of Delaware or (ii) the United States District Court for the District of Delaware or the Delaware Chancery Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.  EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.06                             Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Neither Party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party, except that Buyer may assign any of its rights or obligations hereunder without such consent to any Affiliate of Buyer for purpose of having such Affiliate take ownership of all or a portion of the Purchased Interest so long as (i) Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement, and (ii) such assignment is permissible under the terms of the LLC Agreement.  No assignment of this Agreement will in any way affect the assigning Party’s obligations or liabilities under this Agreement and any attempted assignment of this Agreement or any rights or obligations hereunder in violation of this Section 7.06 shall be deemed void ab initio.  Except as expressly provided for herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties.

Section 7.07                             Expenses.  Except as otherwise expressly provided for herein, Buyer shall pay all costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by the Parties in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Buyer shall promptly reimburse Seller for such costs and expenses to the extent paid by Seller upon receipt of reasonable documentation evidencing such costs and expenses.

Section 7.08                             Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached by such Party.  Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement by such Party and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over such Party and the matter, subject to Section 7.04 and Section 7.05, in addition to any other remedy to which it may be entitled, in equity or at Law.

Section 7.09                             Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 7.10                             Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this

Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 7.11                             Facsimiles; Electronic Transmission; Counterparts.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

* * * * *

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

THE BUYER:

AMERICAN MIDSTREAM DELTA HOUSE, LLC

By:	/s/ Daniel C. Campbell
Name:	Daniel C. Campbell
Title:	SVP & CFO

THE SELLER:

MAGNOLIA INFRASTRUCTURE
HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President